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                                                                    EXHIBIT 21.1


                       SUBSIDIARIES OF DIONEX CORPORATION
                       ----------------------------------


  The following table sets forth the names of the subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of June 30, 1995.
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

                              State or other
                              jurisdiction of       Name under which
                              incorporation or      subsidiary does
Name of Subsidiary            organization          business
- ------------------            -----------------     ------------------------
Dionex (U.K.) Limited         England               Dionex (U.K.) Limited

Dionex GmbH                   Federal Republic      Dionex GmbH
                              of Germany

Dionex S.r.l.                 Italy                 Dionex S.r.l.

Dionex S.A.                   France                Dionex S.A.

Dionex Export Corporation     U.S. Virgin Islands   Dionex Export Corporation

Dionex Canada Ltd./Ltee.      Canada                Dionex Canada Ltd./Ltee.

Dionex B.V.                   The Netherlands       Dionex B.V.

Nippon Dionex K.K.            Japan                 Nippon Dionex K.K.

Dionex N.V.                   Belgium               Dionex N.V.

Dionex (Switzerland) AG       Switzerland           Dionex (Switzerland) AG
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